EXHIBIT 10.1

AMENDED AND RESTATED LOAN AGREEMENT

THIS AMENDED AND RESTATED LOAN AGREEMENT entered into as of the 27th day of December, 2011 (as amended, modified or restated from time to time, this "Agreement") by and among THERMO CREDIT, LLC, a Colorado limited liability company (together with its successors and assigns, "Lender"), and Onstream Media Corporation, a Florida corporation (“OMC”), Infinite Conferencing, Inc., a Florida corporation (“ICI”), Entertainment Digital Network, Inc., a Florida corporation (“EDN”), OSM Acquisition, Inc., a Delaware corporation (“OSM”), AV ACQUISITION, INC., a Florida corporation (“AVA”), AUCTION VIDEO JAPAN, INC., a Japanese corporation (“AVJ”), HOTELVIEW CORPORATION, a Florida corporation (“HC”), and MEDIA ON DEMAND, INC., a Florida corporation (“MDI”), (each of OMC, ICI, EDN, OSM, AVA, AVJ, HC and MDI may hereinafter be referred to individually as a "Debtor" and all of OMC, ICI, EDN, OSM, AVA, AVJ, HC and MDI may hereinafter be referred to collectively as the "Debtors") hereby amends and restates in its entirety that certain Commercial Business Loan Agreement for Onstream Media Corporation Line of Credit by and between OMC and Lender dated December 28, 2007, as previously amended (the “Existing Loan Agreement”).

RECITALS

WHEREAS, OMC and Lender entered into the Existing Loan Agreement to provide a Working Capital Facility to provide working capital funding to OMC and the other Debtors;

WHEREAS, the Existing Loan Agreement currently matures on December 28, 2011.

WHEREAS, the Debtors now desire to establish their borrowing potential on a consolidated basis to the same extent possible if they were merged into a single entity; and

WHEREAS, in OMC entering into the Existing Loan Agreement and the Debtors entering into this Agreement, the Debtors have (1) determined that each will benefit specifically and materially from the Revolving Credit Facility contemplated by this Agreement, and (2) have requested and bargained for the structure, terms and obligations set forth in the Loan Documents; and

NOW THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.                  Definitions.  As used in this Agreement, all exhibits, appendices and schedules hereto, and in any other Loan Documents made or delivered pursuant to this Agreement, the following terms will have the meanings given such terms in this Section 1 or in the provisions, sections or recitals herein:

(a)                "Affiliate" means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

(b)               "Borrowing Base" has the meaning specified in Section 2(d)(i).

(c)                "Business Day" means any day other than a Saturday, Sunday, or any other day on which any branch of the Federal Reserve Bank of New Orleans, Louisiana, is closed.

(d)               “Cash Flow” means, for any period, the sum of net income after taxes, plus depreciation and amortization, other non-cash expenses (including non-cash interest expense), cash interest expense (excluding non-cash interest expense), contributions to capital (less cash distributions and/or cash dividends paid during such period) and proceeds from subordinated unsecured debt.

(e)                “Change of Control” means, as to any Person, (i) any material change in the ownership; or (ii) a majority of the current members of the board of directors of such Person cease to be members of such board of directors.

(f)                "Code" means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of Louisiana; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different articles or divisions of the Code, the definition of such term contained in Article 9 of the Code shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender's lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of Louisiana, the term "Code" shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

(g)                "Collateral" has the meaning as set forth in the Security Agreement.

(h)               “Collections” has the meaning as set forth in Section 2(h).

(i)                 "Constituent Documents" means (i) in the case of a corporation, its articles or certificate of incorporation and bylaws; (ii) in the case of a general partnership, its partnership agreement; (iii) in the case of a limited partnership, its certificate of limited partnership and partnership agreement; (iv) in the case of a trust, its trust agreement; (v) in the case of a joint venture, its joint venture agreement; (vi) in the case of a limited liability company, its articles of organization and operating agreement or regulations; and (vii) in the case of any other entity, its organizational and governance documents and agreements.

(j)                 "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

(k)               "Debt" means, with respect to each Person, without duplication, the sum of the following calculated in accordance with GAAP:

(i)                 all liabilities, obligations and indebtedness for borrowed money of such Person including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of such Person;

(ii)               all obligations for the deferred purchase price of property or services of any such Person, except trade payables arising in the ordinary course of such Person’s business not more than ninety (90) days past due;

(iii)             all capital lease obligations of such Person (regardless of whether accounted for as indebtedness under GAAP);

(iv)             all guarantees that have the economic effect of guaranteeing the payment of any Indebtedness of any other Person;

(v)               all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired, whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(vi)             all payment obligations, contingent or otherwise, of such Person equal to the face amount of letters of credit, whether or not drawn, including, without limitation, any reimbursement obligation under any such letter of credit issued for the account of such Person; and

(vii)           Hedging Obligations.

(l)                 "Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

(m)             "Environmental Liabilities" means, as to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs, and expenses, (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any Environmental Law, permit, order or agreement with any Governmental Authority or other Person, arising from environmental, health or safety conditions or the release or threatened release of a Hazardous Material into the environment, resulting from the past, present, or future operations of such Person or its Affiliates.

(n)               "Fiscal Quarter" means, with respect to Debtors, any consecutive period of three (3) calendar months ending on the last day of March, June, September and December of each calendar year.

(o)               "GAAP" means generally accepted accounting principles in the United States as in effect from time to time, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a "consistent basis" when the accounting principles applied in a current period are reasonably comparable in all material respects to those accounting principles applied in a preceding period.

(p)               "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

(q)               "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

(r)                 "Hedging Agreement" means (i) any agreement (including terms and conditions incorporated by reference therein) which is a rate swap agreement, basis swap, forward rate agreement, commodity swap, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement, rate floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, any other similar agreement or arrangement (including any option to enter into any of the foregoing) designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices, (ii) any combination of the foregoing, and (iii) a master agreement for any of the foregoing together with all supplements, all as amended, restated, supplemented or otherwise modified from time to time.

(s)                "Hedging Obligations" means all existing or future payment and other obligations, including obligations arising from early termination, of any Debtor arising under or in connection with any Hedging Agreement.

(t)                 “Inactive Debtor” means each of AVA, AVJ, HC and MDI and “Inactive Debtors” means collectively AVA, AVJ, HC and MDI; provided, however, that at any time that any of AVA, AVJ, HC or MDI is conducting material operations or holds material assets such Debtor shall not be an Inactive Debtor.

(u)               "Indebtedness" means (i) all indebtedness, obligations, and liabilities of any Debtor to Lender of any kind or character, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several and in solido, or joint and several and in solido, under the Note, this Agreement or any of the other Loan Documents, (ii) all accrued but unpaid interest on any of the indebtedness described in (i) above, (iii) all obligations of Obligors to Lender under the Loan Documents, (iv) all costs and expenses reasonably incurred by Lender in connection with the enforcement of all or any part of the indebtedness and obligations described in (i), (ii) and (iii) above or the protection or preservation of, or realization upon, the Collateral securing all or any part of such indebtedness and obligations, including without limitation all reasonable attorneys' fees and expenses, and (v) all renewals, extensions, modifications and rearrangements of the indebtedness and payment obligations described in (i), (ii), (iii) and above.

(v)               "Intercompany Debt" has the meaning specified in Section 8(b)(ii).

(w)              “Lender Deposit Account” has the meaning specified in Section 2(h).

(x)               "Licenses" means the patent, trademark or copyright license agreements of a Person as any of the same may from time to time be amended or supplemented and those licenses which are hereafter obtained or acquired by such Person.

(y)               "Loan Documents" means this Agreement, the Note, the Security Agreement, the Subordination Agreement, and the other agreements, instruments and documents evidencing, securing, governing, guaranteeing or pertaining to the Loans (as any of the same may be amended, modified or restated from time to time).

(z)                "Loans" means all advances under the Revolving Credit Facility as established pursuant to the Loan Documents from time to time.

(aa)            "Material Adverse Effect" means a material adverse effect on (i) the business, assets, property, operations, or financial condition, of the Debtors and their consolidated Subsidiaries, taken as a whole, (ii) the ability of the Obligors (taken as a whole) to pay the Indebtedness, (iii) any of the material rights of or material benefits available to Lender under the Loan Documents, or (iv) the validity or enforceability of the Loan Documents.

(bb)           "Note" means, collectively, any promissory note evidencing all or part of the Indebtedness from time to time (as any such Note may be amended, modified or restated from time to time), including but not limited to that certain Promissory Note dated as of December 28, 2007, executed by OMC in favor of Lender, in the original principal amount of $1,000,000.00, as amended, modified, and restated from time to time, and as amended and restated by that certain Amended and Restated Promissory Note of even date herewith in the original principal amount of $2,000,000.00 executed by each Debtor in favor of Lender (as such Amended and Restated Promissory Note may be amended, modified or restated from time to time).

(cc)            "Obligors" means each Debtor or any other Person who guaranteed or is otherwise obligated to pay or perform all or any portion of Indebtedness.

(dd)           "Permitted Encumbrances" means the following encumbrances: (i) liens created by or pursuant to the Loan Documents; (ii) liens in existence as of the date hereof which are listed, and the Property subject thereto described, on Schedule 1(bb); and (iii) liens incurred pursuant to the refunding, refinancing, replacement, renewal, restructuring or extension of any other lien permitted under this definition that do not increase the outstanding principal amount secured thereby. For the avoidance of doubt, the term "lien" as used herein shall mean and include any lien, security interest, pledge, or other encumbrance.

(ee)            "Person" means any individual, corporation, limited liability company,  business trust, association, company, partnership, joint venture, Governmental Authority, or other entity, including without limitation, each of the Debtors and Obligors, and shall also include such Person's heirs, administrators, personal representatives, executors, successors and assigns.

(ff)             "Property" of a Person means any and all property, whether real, personal, tangible, intangible or mixed, of such Person, or any other assets owned, operated or leased by such Person, and in the case of the Debtors includes the Collateral.

(gg)            “Security Agreement” means that certain Amended and Restated Security Agreement dated as of even date hereof by and among Lender, OMC, ICI, EDN, OSM, AVA, AVJ, HC and MDI (as any of the same may be amended, modified or restated from time to time) which amends and restates both (a) that certain Security Agreement dated December 28, 2007 by and between OMC and Lender and (b) that certain Joinder to Security Agreement dated May 5, 2011 by and among Lender, ICI, EDN, OSM, AVA, AVJ, HC and MDI.

(hh)           “Subordination Agreement” means that certain Subordination Agreement dated as of December 27, 2011 by and among OMC, Lender and Rockridge Capital Holdings, LLC, a Virginia limited liability company (as the same may be amended, modified or restated from time to time).

(ii)               "Subordinated Debt" has the meaning specified in Section 9(d)(vi).

(jj)               "Subsidiary" means any entity (i) of which at least a majority of the ownership, equity or voting interest is at the time directly or indirectly owned or controlled by a Person and/or its Subsidiaries, and (ii) which is treated as a subsidiary in accordance with GAAP.  “Subsidiaries” means more than one Subsidiary.

All financial covenants for the Debtors shall be calculated for purposes of this Agreement on a combined and consolidated basis.

All words and phrases used herein shall have the meaning specified in the Code except to the extent such meaning is inconsistent with this Agreement. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words "hereof', "herein", and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Any accounting term used in the Loan Documents shall have, unless otherwise specifically provided therein, the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed, unless otherwise specifically provided therein, in accordance with GAAP consistently applied.

2.                  Revolving Credit Facility.

(a)                Joint, Several and In Solido Liability.  OMC, ICI, EDN, OSM, AVA, AVJ, HC, and MDI and any other Person named or identified as a Debtor under the Loan Documents from time to time hereby irrevocably and unconditionally: (i) agree that each is JOINTLY, SEVERALLY AND IN SOLIDO liable to Lender for the full and prompt payment and performance of the Indebtedness under the Loan Documents in accordance with the terms thereof; and (ii) agree to fully and promptly perform all of their obligations hereunder and the other Loan Documents with respect to each Loan hereunder as if such Loan had been made directly to it.  Each Debtor hereby designates OMC as its representative and agent on its behalf for the purposes of giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of the Debtors under the Loan Documents. OMC hereby accepts such appointment. Lender may regard any notice or other communication pursuant to any Loan Document from OMC as a notice or communication from each Debtor. Each warranty, covenant, agreement and undertaking made on behalf of any Debtor by OMC shall be deemed for all purposes to have been made by such Debtor and shall be binding upon and enforceable against such Debtor to the same extent as it if the same had been made directly by such Debtor.

(b)               Cross-Guaranty.  Each Debtor hereby agrees that such Debtor is JOINTLY SEVERALLY AND IN SOLIDO liable for, and hereby absolutely and unconditionally guarantees to Lender and its successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Indebtedness owed or hereafter owing to Lender by any Debtor.  Each Debtor agrees that its guaranty obligation hereunder is a continuing guaranty of payment and not of collection, that its obligations under this Section 2(b) shall not be discharged until indefeasible payment and performance in full of the Indebtedness has occurred, and that its obligations under this Section 2(b) shall be absolute and unconditional, irrespective of and unaffected by:

(i)                 the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Debtor is or may become a party;

(ii)               the absence of any action to enforce this Agreement, including this Section 2(b), or any other Loan Document or the waiver or consent by Lender with respect to any of the provisions thereof;

(iii)             the existence, value or condition of, or failure to perfect its lien against, any security or Collateral for the Indebtedness or any action, or the absence of any action, by Lender in respect thereof (including the release of any such security or Collateral);

(iv)             the insolvency of any Obligor; or

(v)               any other action or circumstance that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

(c)                Revolving Credit Facility.  Subject to the terms and conditions set forth in this Agreement and the other Loan Documents, Lender hereby agrees to lend to Debtor an aggregate sum not to exceed at any time the lesser of (i) an amount equal to the Borrowing Base existing at such time or (ii) TWO MILLION AND NO/100 DOLLARS ($2,000,000.00) (the "Revolving Credit Facility"), on a revolving basis from time to time during the period commencing on the date hereof and continuing until DECEMBER 28, 2013, or such other date as may be established by a written instrument between the Debtors and Lender from time to time (the "Maturity Date").  If at any time the sum of the aggregate principal amount of Loans outstanding hereunder exceeds the lesser of the amount of the Revolving Credit Facility or the Borrowing Base, such amounts shall be deemed an "Overadvance."  Except as otherwise expressly provided in the Note, the Debtors shall repay the amount of such Overadvance within three (3) Business Days after the date of determination thereof.  Notwithstanding anything contained herein to the contrary, an Overadvance shall be considered a Loan and if not paid in accordance with immediately preceding sentence shall bear interest at the Default Rate as set forth in the Note and shall be secured by the Security Agreement. Subject to the terms and conditions hereof, the Debtors may borrow, repay and reborrow funds under the Revolving Credit Facility.  Subject to the Debtors’ compliance with all terms of this Agreement and the other Loan Documents and with Lender’s consent (which consent may be withheld in Lender’s sole discretion), the Debtors may extend the Maturity Date of this Agreement from December 28, 2013 to December 28, 2014 with the payment of an additional commitment fee of 1.0% of the Revolving Credit Facility on or before December 28, 2013.

(d)               Certain Defined Terms Relating to the Revolving Credit Facility.  As used in this Agreement, the following terms shall have the following meanings:

(i)                 "Borrowing Base" means, on any date of determination, an amount equal to the sum of each of the following on such date of determination:

(1)               eighty percent (80.00%) of the sum of the following:

a)                  ninety-nine percent (99.00%) of the aggregate amount of each Debtor’s Eligible Receivables that are no more than 30 days beyond the invoice date of such Receivables;
b)                  eighty percent (80.00%) of the aggregate amount of each Debtor’s Eligible Receivables that are more than 30 days but no more than 60 days beyond the invoice date of such Receivables; and
c)                  fifty percent (50.00%) of the aggregate amount of each Debtor’s Eligible Receivables that are more than 60 days but no more than 90 days beyond the invoice date of such Receivables; and

(2)               seventy percent (70.00%) of the aggregate amount of each of ICI’s and the “Webcasting” division of OMC Unbilled Receivables.

The value of any Property included in the Borrowing Base shall be determined in accordance with GAAP.

(ii)               "Eligible Receivables" means, at any time, all accounts receivable of each Debtor, created in the ordinary course of business of that Debtor that satisfy the following conditions:

(1)               The account complies in all material respects with all applicable laws, rules, and regulations;

(2)               The account does not represent a commission and the account was created under an enforceable contract in connection with (A) the sale of goods by such Debtor in the ordinary course of that Debtor’s business and such sale has been consummated and such goods have been shipped and delivered and received by the account debtor, or (B) the performance of services by such Debtor in the ordinary course of that Debtor’s business and such services have been completed and accepted by the account debtor;

(3)               The account does not arise from the sale of any good that is on a bill-and-hold, guaranteed sale, sale-or-return, sale on approval, consignment, or any other repurchase or return basis;

(4)               Such Debtor has good and marketable title to the account and the account is not subject to any lien except liens in favor of Lender;

(5)               The account is not subject to any factoring agreement;

(6)               The account does not arise out of a contract with or order from an account debtor that, by its express terms, prohibits or makes void or unenforceable the grant of a security interest by such Debtor to Lender in and to such account;

(7)               The account is not subject to any setoff, counterclaim, defense, dispute, recoupment, or negative adjustment other than normal discounts for prompt payment (provided, however, that the portion of any such account that is not subject to any such setoff, counterclaim, defense, dispute, recoupment, or negative adjustment shall, at the option of Lender, be deemed an Eligible Receivable);

(8)               The account debtor is not insolvent or the subject of any bankruptcy or insolvency proceeding and has not made an assignment for the benefit of creditors, suspended normal business operations, dissolved, liquidated, terminated its existence, ceased to pay its debts generally as they become due, or suffered a receiver or trustee to be appointed for any of its assets or affairs;

(9)               The account is not evidenced by chattel paper or an instrument that has not been received by such Debtor and delivered to Lender;

(10)           No payment or other material default exists under the contract from which such account arose by such Debtor or the account debtor;

(11)           The account debtor has not returned to such Debtor or refused to retain, or otherwise notified such Debtor of any material dispute concerning, or claimed nonconformity of any material portion of the goods from the sale of which the account arose;

(12)           The account is not owed by an Affiliate, Subsidiary, employee, officer, director or equity holder of such Debtor;

(13)           The account is payable in U.S. Dollars by the account debtor;

(14)           The account shall be ineligible if the account debtor is domiciled in any country other than the United States of America and for which an exception to this requirement has not been previously approved in writing by Lender; provided, however, accounts from an account debtor domiciled in Canada or Mexico, and when combined with other such Canadian and Mexican accounts, shall be Eligible Receivables to the extent such accounts do not exceed the lesser of ten percent (10%) of Eligible Receivables or $100,000;

(15)           The account shall be ineligible if more than twenty percent (20.00%) of the aggregate balances then outstanding on other accounts owed by such account debtor and its Affiliates to such Debtor are more than ninety (90) days past the dates of their original invoices (provided that any accounts that are the subject of a good faith bona-fide dispute shall be excluded from the percentage limitation calculation in this sub-section (15));

(16)           The account shall be ineligible if the account debtor is the United States of America or any department, agency, or instrumentality thereof, and the Federal Assignment of Claims Act of 1940, as amended, shall not have been complied with or for which an exception to this requirement has not bee previously approved in writing by Lender, but only to the extent such unapproved account, when combined with other such unapproved accounts, exceeds the lesser of ten percent (10%) of Eligible Receivables or $100,000;

(17)           The account (or portion thereof) shall be ineligible if and to the extent the aggregate of all accounts owed by the account debtor and its Affiliates to which the account relates, when taken together with such account or portion thereof, exceeds twenty percent (20.00%) of all accounts then owed by all of such Debtor's account debtors;

(18)           The account shall be ineligible to the extent that cash proceeds of such account are not being directed to be paid into the Lender Deposit Account;

(19)           The account shall be ineligible if such account arises from a line of business of any Debtor in which such Debtor does not currently engage as of the date of this Agreement; unless Lender has previously advised such Debtor in writing that it will advance funds against accounts arising from such new line of business; and

(20)           The account is otherwise acceptable in the reasonable discretion of Lender.

The amount of the Eligible Receivables owed by an account debtor to any Debtor on any date of determination shall be reduced by the amount of all "contra accounts" owed by such Debtor to such account debtor on such date of determination. In the event that Lender, at any time in its reasonable discretion, determines that the dollar amount of any Eligible Receivable collectable by such Debtor is reduced or diluted as a result of discounts or rebates granted by such Debtor, returned, rejected or disputed goods or services, or such other reasons or factors as Lender reasonably and in good faith deems applicable, Lender may reduce the amount of (or, if such amount is reduced or diluted to an amount equal to zero, exclude) any such Eligible Receivable included within the Borrowing Base by an amount determined by Lender in its reasonable discretion.

(iii)             “Unbilled Receivables” means, at any time, billings (1) for which all required services have been provided; (2) which either ICI or the “Webcasting” division of OMC could bill to its customer but has not mailed invoices nor has posted the accounts receivable balance to its respective books or records as of the date that the Borrowing Base is determined and a Borrowing Base certificate is provided to Lender; and (3) for which the pre-bill detail for such billings have been delivered to Lender corresponding to the date of the Borrowing Base certificate in form and substance satisfactory to Lender.

(e)                Funding.  Lender reserves the right to require one (1) Business Day prior notice of each Loan under the Revolving Credit Facility, specifying the aggregate amount of such Loan together with any documentation relating thereto as Lender may reasonably request; including, but not limited to, a Borrowing Base report. Debtors shall give Lender notice of each Loan under the Revolving Credit Facility by no later than 1:00 p.m. (New Orleans, Louisiana time) on the date provided herein.  Lender at its option may accept telephonic requests for such Loan, provided  that such acceptance shall not constitute a waiver of Lender's right to require delivery of a written request in connection with subsequent Loans.  Lender shall have no liability to any Debtor for any loss or damage suffered by such Debtor as a result of Lender's honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically, by facsimile or electronically and purporting to have been sent to Lender by any Debtor and Lender shall have no duty to verify the origin of any such communication or the identity or authority of the Person sending it. Subject to the terms and conditions of this Agreement, each Loan under this Section shall be made available to Debtors by depositing the same, in immediately available funds, in an account of any Debtor designated by such Debtor or by paying the proceeds of such Loan to a third party designated by any Debtor.

(f)                Use of Proceeds.  The Loans under the Revolving Credit Facility shall be used by Debtors for working capital purposes.

(g)                Fees.  Debtors, jointly and severally, agree to pay to Lender:

(i)                 A monitoring fee of .05% of the average outstanding principal balance of the Loans each calendar week, payable in arrears on a monthly basis beginning on the 31st day of January, 2012 and continuing on the last of each month thereafter; and

(ii)               An earned non-refundable commitment fee of $40,000.00 (two percent (2%) of the amount of the Revolving Credit Facility).  This commitment fee is deemed earned as of the date of this Agreement, but payable in two equal installments; the first being due on January 31, 2012 and the second on the one year anniversary of this Agreement.

(h)               Lender Deposit Account.  Lender shall maintain a non-interest bearing deposit account in Lender’s name (the “Lender Deposit Account”).  Each Debtor shall notify all of its customers and account debtors to forward all amounts payable to such Debtor (“Collections”) via wire, ACH, sweep or electronic check for deposit into the Lender Deposit Account (such notices to be in such form and substance as Lender may require from time to time).  All customers of each Debtor that pay via check, money order or cash shall remit payment to Debtors’ offices and such Collections will deposited within one (1) Business Day into the Lender Deposit Account by the Debtors.  The credit card processing merchant of each Debtor shall be directed to directly remit Collections paid via credit card to the Lender Deposit Account. Lender shall be the owner of the Lender Deposit Account at all times; provided, however, that so long as no Default or Event of Default has occurred, Debtors will be provided with timely, unrestricted and real-time on-line access to deposits and other activity and balances in that account.  No Debtor shall notify any customer or account debtor to pay any Collections to any other place or address without Lender’s prior written consent.  If any Debtor should neglect or refuse to notify any customer or account debtor to pay any Collections to the Lender Deposit Account, Lender shall be entitled to make such notification.  Each Debtor hereby grants to Lender an irrevocable power of attorney, coupled with an interest, to take in any Debtor’s name all action necessary to endorse all Collections and deposit the Collections to the Lender Deposit Account.

(i)                 Upon receipt of Collections and other proceeds of accounts and other Collateral, Lender shall deposit the same in the Lender Deposit Account.  So long as no Default or Event of Default has occurred and is continuing, such funds will be promptly transferred, on at least a daily basis to the extent that funds are available, by wire transfer or similar means to a Debtor bank account as may be designated or changed by any Debtor from time to time.  Upon the occurrence of a Default or Event of Default, all collected funds deposited to the Lender Deposit Account will be promptly applied to any amount under the Loans then due and payable; first against any outstanding fees or expenses, second against any accrued interest, and third to reduction of the principal of the Loans.  If available and collected funds remain in the Lender Deposit Account after such application (if any such application is required) the funds may be transferred by wire transfer or similar means to a Debtor bank account or held by Lender in the Lender Deposit Account in Lender’s sole discretion.

(ii)               Any Collections or other proceeds of accounts or other Collateral received by any Debtor shall be deemed held by the Debtors in trust and as fiduciary for Lender, and such Debtor immediately shall deposit the same, in their original form, into the Lender Deposit Account.  Pending such deposit, each Debtor agrees that it will not commingle any such Collections or other proceeds of accounts or other Collateral with any Debtor’s other funds or property, but will hold them separate and apart therefrom in trust for Lender until deposit is made into the Lender Deposit Account.

(iii)             All deposits to the Lender Deposit Account shall be Lender’s property and shall be subject only to the signing authority designated from time to time by Lender, and no Debtor shall have any interest therein or control thereover.  Lender shall have, and each Debtor hereby grants to Lender, a security interest in all funds held in the Lender Deposit Account as security for the Indebtedness.  The Debtors, jointly and severally, hereby indemnify and hold Lender harmless from and against any loss or damage with respect to any Collections deposited in the Lender Deposit Account that are dishonored or returned for any reason.  If any Collections deposited in the Lender Deposit Account are dishonored or returned unpaid for any reason, Lender may charge the amount of such dishonored or returned Collections directly against any Debtor and such amount shall be deemed part of the Indebtedness hereunder.

(iv)             For the purpose of calculating interest and determining the Borrowing Base, all Collections and other proceeds of Accounts and other Collateral and other deposits to the Lender Deposit Account shall be credited to the Debtors immediately in the case of wire transfers and upon final collection in the case of other remittances after deposit of the same into the Lender Deposit Account.

3.                  Note, Rate and Computation of Interest.  The Revolving Credit Facility is evidenced by the Note.  Interest on the Note shall accrue at the rates set forth therein. The principal of and interest on the Note shall be due and payable in accordance with the respective terms and conditions set forth in the Note and in this Agreement.

4.                  Collateral.

(a)                Security Interest.  Each Debtor has entered into the Security Agreement granting Lender, a security interest in, all of such Debtor's right, title and interest in the Collateral, whether now owned by such Debtor or hereafter acquired and whether now existing or hereafter coming into existence. If any Debtor at any time holds or acquires a commercial tort claim, Debtors shall notify Lender in writing within ten (10) Business Days of such occurrence with the details thereof and grant to Lender a security interest therein or lien thereon and in the proceeds thereof, in form and substance reasonably satisfactory to Lender.

(b)               Additional Documents.  To secure full and complete payment and performance of the Indebtedness, each Debtor shall execute and cause to be executed such further documents and instruments, as Lender, in its reasonable discretion, deems necessary or desirable to create, evidence, preserve, and perfect its liens and security interests in the Collateral. In the event any of the Loan Documents evidencing or securing the Indebtedness misrepresents or inaccurately reflects the correct terms and/or provisions of the Indebtedness, each Obligor shall upon request by Lender and in order to correct such mistake, execute such new documents or initial corrected, original documents as Lender may deem necessary to remedy said errors or mistakes. Each Obligor shall execute such other documents as Lender shall deem reasonably necessary to correct any defects or deficiencies in the Loan Documents.

(c)                Setoff.  If an Event of Default shall have occurred and be continuing, Lender shall have the right to set off and apply against the Indebtedness in such manner as Lender may determine, at any time and without notice to any Debtor, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from Lender to any Debtor whether or not such Indebtedness is then due.  The rights and remedies of Lender hereunder are in addition to any other rights and remedies (including, without limitation, other rights of setoff) which Lender may have.

5.                  Conditions Precedent.

(a)                Initial Loans.  The obligation of Lender to make the initial Loan under the Revolving Credit Facility is subject to the condition precedent that Lender shall have received on or before the day of such Loan all of the following, each dated (unless otherwise indicated) as of the date hereof:

(i)                 Resolutions.  Resolutions of the governing body of each Obligor that is not a natural Person (except for each Inactive Debtor), in form and substance reasonably acceptable to Lender, certified by an authorized officer or representative of such Obligor, which authorize the execution, delivery, and performance of the Loan Documents to which such Obligor is a party;

(ii)               Incumbency Certificate.  A certificate, in form and substance reasonably acceptable to Lender, of incumbency certified by an authorized officer or representative of an Obligor (except for each Inactive Debtor) certifying the names of the individuals or other Persons authorized to sign the Loan Documents to which any Obligor (except for each Inactive Debtor) that is not a natural Person is to be a party (including the certificates contemplated herein) together with specimen signatures of such Persons;

(iii)             Constituent Documents.  The Constituent Documents of each Obligor (except for each Inactive Debtor) that is not a natural Person, certified to Lender as being true and correct as of the date of this Agreement;

(iv)             Governmental Certificates.  Certificates of the appropriate government officials of the state of organization of each Obligor (except for each Inactive Debtor) that is not a natural Person, and, if and to the extent required by Lender, any state such Obligor (except for each Inactive Debtor) is currently doing business in, certifying as to the existence, qualification and good standing of such Obligor, dated within twenty (20) Business Days of the date of this Agreement;

(v)               Loan Documents.  The following Loan Documents, duly executed (as applicable), and in full force and effect:

(1)               this Agreement;

(2)               the Security Agreement;

(3)               the Note (amended and restated as of the date hereof); and

(4)               the Subordination Agreement;

(vi)             Subordinate Notes.  Copy of any promissory note subject to the Subordination Agreement.

(vii)           Financing Statements. Code financing statements covering the Collateral shall have been filed with such filing offices as Lender may request;

(viii)         Insurance Matters.  Copies of insurance certificates describing all insurance policies of each Debtor (except for each Inactive Debtor), together with loss payable and lender endorsements in favor of Lender with respect to all insurance policies covering the Collateral;

(ix)             Uniform Commercial Code Search.  Results satisfactory to Lender of a Code search showing all financing statements on file against each Debtor in such jurisdictions as Lender may reasonably request;

(x)               Fees and Expenses.  Evidence that the reasonable and documented costs and expenses of Lender (including reasonable and documented attorneys' fees), but not to exceed $5,000, and all fees owing by any Debtor to Lender on or prior to the date of this Agreement, shall have been paid in full by Debtors which may be paid using proceeds from an advance under the Revolving Credit Facility;

(xi)             Opinion of Debtor's Counsel.  The opinion of Obligor's counsel, in form and substance reasonably acceptable to Lender, as to (A) the existence and due organization of such Obligor (if not a natural Person) or the legal capacity of such Obligor (if a natural Person), (B) the due authorization and execution of the Loan Documents, (C) the enforceability of the Loan Documents, (D) the perfection of Lender's security interest in the Collateral, and (E) such other matters as may be reasonably requested by Lender and its counsel; provided, however, Obligor’s counsel is not required to provide such opinions with regards to any Inactive Debtor; and

(xii)           Other Matters.  Such other documents and agreements as may be required by Lender in its reasonable discretion.

(b)               All Loans.  The obligation of Lender to make any Loan shall be subject to the following additional conditions precedent:

(i)                 Request for Loan.  Lender shall have received, in accordance with this Agreement, a request for a Loan in form and content reasonably satisfactory to Lender in its reasonable discretion dated as of the date of request and executed by an authorized officer of each Debtor;

(ii)               No Overadvance.  No Overadvance shall then exist and the making of a requested Loan shall not result in an Overadvance.

(iii)             No Event of Default, Etc.  No Event of Default, or event which with the passage of time and/or notice would be an Event of Default, shall have occurred and be continuing, or would result from or after giving effect to such Loan; and

(iv)             Representations and Warranties.  All of the representations and warranties contained in the Loan Documents shall be true and correct in all material respects on and as of the date of such Loan with the same force and effect as if such representations and warranties had been made on and as of such date.

6.                  Representations and Warranties.  Each Obligor hereby represents and warrants, and upon each request for a Loan represents and warrants, to Lender as follows:

(a)                Existence.  Each Debtor (i) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization; (ii) has all requisite power and authority to own its assets and carry on its business as now being or as proposed to be conducted; and (iii) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect. Each Debtor has the power and authority to execute, deliver, and perform its obligations under the Loan Documents to which it is or may become a party. The federal tax identification number, state of organization and state organizational number for each Debtor are set forth below:

Debtor	Federal Tax Identification Number	State of Organization	State Organizational Identification Number
OMC	REDACTED	Florida	REDACTED
ICI	REDACTED	Florida	REDACTED
EDN	REDACTED	Florida	REDACTED
OSM	REDACTED	Delaware	REDACTED

(b)               Binding Obligations. The execution, delivery, and performance of the Loan Documents by each Obligor have been duly authorized by all necessary organizational action by such Obligor, and constitute legal, valid and binding obligations of such Obligor, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors' rights and except to the extent specific remedies may generally be limited by equitable principles.

(c)                No Consent.  The execution, delivery and performance of the Loan Documents, and the consummation of the transactions contemplated thereby, do not (i) conflict with, result in a violation of, or constitute a default under (A) any provision of the Constituent Documents (if any) or other instrument binding upon any Obligor, (B) any law, governmental regulation, court decree or order applicable to any Obligor, or (C) any material contractual obligation, agreement, judgment, license, order or permit applicable to or binding upon any Obligor, (ii) require the consent, approval or authorization of any third party or (iii) result in or require the creation of any lien, charge or encumbrance upon any Property of any Obligor, except as may be expressly contemplated in or permitted under the Loan Documents.

(d)               Financial Condition.  Each financial statement of each Obligor supplied to Lender truly discloses and fairly presents in all material respects such Obligor’s financial condition as of the date of each such statement. There has been no material adverse change in such financial condition or results of operations of any Obligor and its consolidated Subsidiaries (taken as a whole) subsequent to the date of the most recent financial statement delivered by any Obligor to Lender that would materially and adversely affect Obligors’ ability to repay the Indebtedness then outstanding under the Loan Documents.

(e)                Operation of Business; Inactive Debtors.  Each Debtor possesses all material contracts, licenses, permits, franchises, patents, copyrights, trademarks, and tradenames, or rights thereto, required to conduct its businesses substantially as now conducted and as presently proposed to be conducted, and each Debtor is not to its knowledge in violation of any valid rights of others with respect to any of the foregoing, except for any failures of possession or any violations that could not reasonably be expected to result in a Material Adverse Effect.  Each Inactive Debtor represents and warrants that it holds no assets of material value (other than tax loss carryforwards) and conducts no material operations.

(f)                Litigation and Judgments.  There is no action, suit, investigation, or proceeding before or by any Governmental Authority or arbitrator pending, or to the knowledge of any Debtor, threatened in writing against or affecting any Obligor that would, if adversely determined, have a Material Adverse Effect. There are no outstanding judgments against any Obligor.

(g)                Rights in Properties; Liens.  Each Debtor has good and marketable title to or valid leasehold interests in its material Properties, including such Properties reflected in the financial statements provided to Lender, and none of the Properties of any Debtor is subject to any lien, except Permitted Encumbrances.

(h)               Debt.  No Debtor has any Debt other than Permitted Indebtedness.

(i)                 Disclosure.  No statement, information, report, representation, or warranty made by any Obligor in the Loan Documents or furnished by any Obligor to Lender in connection with the Loan Documents or any of the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading.  There is no fact known to any Obligor which would reasonably be expected to have a Material Adverse Effect.

(j)                 Subsidiaries, Ventures, Etc.  Each Debtor has no Subsidiaries, Affiliates or joint ventures or partnerships other than those listed on Schedule 6(j) and such Schedule sets forth the jurisdiction of organization of each such Person and the percentage of such Debtor's ownership interest in such Person.

(k)               Material Agreements.  No Debtor is a party to any indenture, loan, or credit agreement, or to any lease or other material agreement or instrument, or subject to any restriction in any of its Constituent Documents, which could reasonably be expected to have a Material Adverse Effect. No Debtor is in default in any material respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business.

(l)                 Compliance with Laws.  No Debtor is in violation of any law, rule, regulation, order, or decree of any Governmental Authority or arbitrator, the violation of which could reasonably be expected to have a Material Adverse Effect.

(m)             Taxes; Governmental Charges.  Each Obligor has filed all federal, and material state and local tax reports and returns required by any law or regulation to be filed by it or has either duly paid all taxes, duties and charges indicated due on the basis of such returns and reports, or made adequate provision for the payment thereof, except for any such taxes, duties or charges which are being challenged or disputed by any Obligor in good faith and pursuant to appropriate proceedings.

(n)               Security Interest.  Each Debtor has and will have at all times the power and authority to grant a security interest in the Collateral to Lender in the manner provided herein, free and clear of any lien, security interest or other charge or encumbrance, other than Permitted Encumbrances. This Agreement creates a legal, valid and binding first priority security interest (subject to Permitted Encumbrances) in favor of Lender in the Collateral securing the Indebtedness. Possession by Lender of certain types of Collateral from time to time or the filing of the financing statements delivered prior hereto or concurrently herewith by Debtor to Lender will perfect and establish the first priority of Lender's security interest hereunder in the Collateral (to the extent that perfection can be accomplished through the filing of a financing statement or the possession of such Collateral) other than for the Permitted Encumbrances.

(o)               Location.  Each Debtor's chief executive office and the office where the records concerning the Collateral are kept is 1291 SW 29 Avenue, Pompano Beach, FL 33069.

(p)               Environmental Matters. Except for matters disclosed in writing to Lender:

(i)                 Notice of Non-Compliance.  Each Debtor and all of its Property and operations are in full compliance with all applicable Environmental Laws, except where non-compliance could not reasonably be expected to result in a Material Adverse Effect. No Debtor is aware of, or has received notice of, any past, present, or future conditions, events, activities, practices, or incidents which may interfere with or prevent the compliance or continued compliance of Debtors with all Environmental Laws, except where any of the foregoing could not reasonably be expected to have a Material Adverse Effect;

(ii)               Permits.  Each Debtor has obtained all permits, licenses, and authorizations that are required under applicable Environmental Laws, and all such permits are in good standing and each Debtor is in compliance with all of the terms and conditions of such permits, except where any of the foregoing could not reasonably be expected to result in a Material Adverse Effect;

(iii)             Hazardous Materials.  No Hazardous Materials exist on, about, or within or have been used, generated, stored, transported, disposed of on, or released by any Debtor from any of the Property of any Debtor, except to the extent in compliance with Environmental Laws or where any of the foregoing could not reasonably be expected to result in a Material Adverse Effect. The use which each Debtor makes and intends to make of its respective properties and assets will not result in the use, generation, storage, transportation, accumulation, disposal, or release of any Hazardous Material on, in, or from any of its properties or assets, except to the extent in compliance with Environmental Laws or where any of the foregoing could not reasonably be expected to result in a Material Adverse Effect;

(iv)             No Pending or Threatened Actions.  To the knowledge of each Debtor, no Debtor nor any of its currently or previously owned or leased Property or operations is subject to any outstanding or threatened order from or agreement with any Governmental Authority or other Person or subject to any judicial or docketed administrative proceeding with respect to failure to comply with Environmental Laws; and

(v)               No Conditions.  There are no conditions or circumstances associated with the currently (or, to the best of each Debtor's knowledge, previously) owned or leased Property or operations of any Debtor that could reasonably be expected to give rise to any Environmental Liabilities of Debtor.

(q)               Solvency.  On the date hereof and on the date of each Loan, each Debtor will be and after giving effect to the requested Loan, will be, able to pay its debts generally as they become due, and the assets of each Debtor at a fair valuation will exceed the liabilities of such Debtor and each such Debtor will have adequate capital to continue its business operations.

7.                  Affirmative Covenants.  Until all Indebtedness of any Debtor under the Loan Documents is paid or satisfied in full, and Lender has no further commitment to lend to any Debtor under the Revolving Credit Facility, each Debtor agrees and covenants as follows:

(a)                Compliance with Laws.  Each Debtor (i) (to the extent it is conducting business) will conduct its business in an orderly and efficient manner consistent with good business practices and (ii) will perform and comply with all applicable statutes, rules, regulations or ordinances imposed by any Governmental Authority upon Debtor and its businesses, operations and Properties (including without limitation, all applicable environmental statutes, rules, regulations and ordinances) except where the failure to perform or comply could not reasonably be expected to have a Material Adverse Effect.

(b)               Payment of Obligations.  Each Debtor will pay its obligations, including tax liabilities, that, if not paid, would become a lien on any of its Property (other than Permitted Encumbrances), before the same shall become delinquent or in default, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) Debtor has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

(c)                Maintenance and Conduct of Business.  Each Debtor will (i) keep, maintain and preserve all Property (tangible and intangible) material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (ii) do or cause to be done all things necessary to preserve, renew and keep in full force and effect (A) its legal existence and (B) the rights, licenses, permits, privileges, agreements and franchises material to the conduct of its business except where any failure to do any of the foregoing could not reasonably be expected to result in a Material Adverse Effect.

(d)               Books and Records; Inspection Rights.  Each Debtor will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  Each Debtor will permit any representatives designated by Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

(e)                Insurance.  Each Debtor (except for any Inactive Debtor) will maintain fire insurance, comprehensive property damage, commercial general liability, public liability, worker's compensation, business interruption and other insurance deemed reasonably necessary. Each Debtor will, at its own expense, maintain such insurance with respect to all Collateral against such risks, and in such form and with such insurers, and in such amounts as shall be satisfactory to Lender. Each policy of insurance maintained by each Debtor shall (i) name Lender as additional insured or lender loss payee, as the case may be, thereunder (without any representation or warranty by or obligation upon Lender) as their interests may appear, (ii) contain the agreement by the insurer that any loss thereunder shall be payable to Lender notwithstanding any action, inaction or breach of representation or warranty by any Debtor, (iii) provide that there shall be no recourse against Lender for payment of premiums or other amounts with respect thereto, and (iv) provide prior written notice of cancellation or of lapse shall be given to Lender by the insurer in accordance with the insurer's commercial practices as adopted from time to time. Debtors will deliver to Lender original or duplicate policies of such insurance. Debtors will also, at the request of Lender, duly execute and deliver instruments of collateral assignment of such insurance policies during the continuation of an Event of Default and cause the respective insurers to acknowledge notice of such assignment. All insurance payments in respect of loss of or damage to any Collateral shall be paid to Lender and applied by Lender in accordance with the Loan Documents, provided, however, that so long as no Event of Default exists, each Debtor may retain and use such insurance payments for the repair or replacement of such lost or damaged property or for any other business purpose not prohibited under this Agreement.

(f)                Compliance with Agreements.  Each Debtor will comply, in all material respects with all material agreements, contracts, and instruments to which it is a party which affect its Properties or business.

(g)                Additional Subsidiaries; Inactive Debtors.  If any Subsidiary of any Debtor is formed or acquired after the Closing Date, such Debtor will notify Lender thereof and, if such Debtor with prior notice to and consent of Lender elects to include all or substantially all of the Property of such Subsidiary in the Borrowing Base, then that Debtor shall cause the Property proposed to be included in the Borrowing Base to be pledged to Lender before Lender will include such Property of Debtor in the Borrower Base. Notwithstanding the foregoing, the Property of any such Subsidiary will be included in the Borrowing Base only if the Lender consents to including it and it satisfies the applicable requirements for inclusion in the Borrowing Base under this Agreement.  Each Inactive Debtor covenants that if it ceases to be an Inactive Debtor that it shall: (i) provide Lender with the documents and items listed in Subsections 5(a)(i)-(iv), (viii), and (xi), and (ii) comply with all provisions of this Agreement that exclude any Inactive Debtor.

(h)               Notices of Material Events.  Each Debtor will furnish to Lender prompt written notice of the following:

(i)                 the occurrence of any Event of Default;

(ii)               the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Debtor, or its Subsidiaries or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(iii)             any and all material adverse changes in any Obligor's financial condition,  all claims made against any Obligor, and any matters that constitute items required to be disclosed on U.S. Securities and Exchange Commission Form 8-K; and

Each notice delivered under this Section shall be accompanied by a statement of an executive officer of the relevant Debtor setting forth in reasonable detail the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

(i)                 Ownership and Liens.  Each Debtor will maintain good and marketable title to the Collateral free and clear of all liens, security interests, encumbrances or adverse claims, except for Permitted Encumbrances. Each Debtor will cause any Code financing statement or other security instrument with respect to the Collateral to be terminated, except for Code financing statements evidencing Permitted Encumbrances. Each Debtor will defend at its expense Lender's right, title and security interest in and to the Collateral against the claims of any third party.

(j)                 Accounts and General Intangibles.  Each Debtor will, except as otherwise provided herein, collect, at such Debtor's own expense, all amounts due or to become due under each of the accounts and general intangibles of such Debtor. In connection with such collections, a Debtor may and, at Lender's direction during the continuance of an Event of Default, will take such action not otherwise forbidden herein as such Debtor or Lender may deem reasonably necessary or advisable to enforce collection or performance of each of such accounts and general intangibles. Each Debtor will also duly perform and cause to be performed all of its material obligations with respect to the goods or services, the sale or lease or rendition of which gave rise or will give rise to each such account and all of its obligations to be performed under or with respect to the general intangibles, except to the extent disclosed in writing to Lender. Each Debtor also covenants and agrees to take any action and/or execute any documents that Lender may reasonably request in order to comply with applicable law relating to the assignment of such accounts.

(k)               Chattel Paper, Documents and Instruments.  Each Debtor will take such action as may be reasonably requested by Lender in order to cause any chattel paper, documents or instruments owned by such Debtor to be valid and enforceable and will cause all chattel paper, and instruments to have only one original counterpart. Upon request by Lender, each Debtor will deliver to Lender all originals of such chattel paper, documents or instruments and unless such request is made, such Debtor will hold such chattel paper, documents, and/or instruments in trust for Lender, will not deliver possession of such chattel paper, documents or instruments to any Person and will mark all chattel paper, documents or instruments with a legend indicating that such chattel paper, document or instrument is subject to the security interest granted in the Security Agreement.

(l)                 Waivers and Consents Relating to Real Property Interests.  Upon the request of Lender, each Debtor shall use commercially reasonable efforts to cause each mortgagee of real property owned by such Debtor and each landlord of real property leased by such Debtor to execute and deliver agreements reasonably satisfactory in form and substance to Lender by which such mortgagee or landlord waives or subordinates any liens it may have in any Collateral (other than Permitted Encumbrances) located on such property which is included in the Borrowing Base.

(m)             Intercompany Debt; Other Debt.  Each Debtor covenants and agrees that the payment of principal and/or interest of any Intercompany Debt and any liens securing Intercompany Debt is or will be subordinated to the Indebtedness on terms acceptable to Lender until the Indebtedness has been paid in full and Lender has no funding commitments hereunder. Each Debtor covenants and agrees that the payment of principal and/or interest of the Subordinated Debt and any liens securing the Subordinated Debt will be subordinated to the Indebtedness pursuant to the terms and conditions of the Subordination Agreement. Notwithstanding the foregoing, each Debtor is permitted to borrow and repay Intercompany Debt from and to other Debtors.

8.                  Negative Covenants.  Until all Indebtedness of any and all Debtors under the Loan Documents is indefeasibly paid or satisfied in full, and Lender has no further commitment to lend under the Revolving Credit Facility, each Debtor agrees and covenants as follows:

(a)                Fundamental Change.  No Debtor will (i) make any material change in the nature of its business as carried on as of the date hereof, (ii) liquidate, merge or consolidate with or into any other Person, (iii) cause, permit or suffer, directly or indirectly, any Change of Control or (iv) make a change in organizational structure or the jurisdiction in which it is organized.  No Inactive Debtor shall commence any business except business similar in nature as that previously conducted by such Inactive Debtor.

(b)               Indebtedness.  No Debtor will create, incur, assume or permit to exist any Debt except for the following ("Permitted Indebtedness"):

(i)                 The Indebtedness created hereunder;

(ii)               Intercompany Debt between or among any Debtors ("Intercompany Debt");

(iii)             Debt existing on the date hereof and set forth in Schedule 8(b) and 8(c);

(iv)             Debt constituting trade payables incurred in the ordinary course of business and Debt consented to in writing by Lender, whose consent will not be unreasonably withheld;

(v)               capital lease obligations and purchase money Debt (of any or all Debtors) in an aggregate principal amount not to exceed $250,000 at any time outstanding;

(vi)             Debt incurred or arising from or in connection with any bid, surety performance, statutory, completion, return-of-money or appeal bonds and similar obligations;

(vii)           any refinancings, refundings, replacements, renewals, or extensions, in whole or in part, of any Debt otherwise permitted hereunder (provided  that the original principal amount of any such Debt described on Schedule 8(b) will not be increased) and any guarantees permitted under Section 8(c);

(viii)         Debt arising or incurred as a result of or in connection with any letter of credit, letter of guaranty, banker's acceptance, other deposits or any other similar arrangement by any Debtor in the ordinary course of business, provided  that the aggregate amount of such letters of credit, letters of guaranty, banker's acceptances and similar arrangements of all of the Debtors shall not exceed $250,000 at any time outstanding; and

(ix)             Debt arising from a merger or asset acquisition (if Lender provides its prior written consent to such merger or asset acquisition, which consent will not be unreasonably withheld) and provided that a Debtor is the surviving entity and the Debtors provide evidence satisfactory to Lender that Debtors will remain in compliance with the financial covenants set forth in Section 9 of this Agreement; and

(x)               Subordinated Debt.

(c)                Loans and Guarantees.  No Debtor will make loans to or guarantee any Debt of any other Person, other than (i) the loans outstanding on the date hereof as set forth on Schedule 8(c) hereto, (ii) loans or advances to employees of any Debtor not to exceed an aggregate principal amount among the Debtors of TWENTY FIVE THOUSAND AND NO/100 DOLLARS ($25,000.00) outstanding at any time, (iii) loans, advances, or guarantees constituting Intercompany Debt permitted under Section 8(b)(ii), and (iv) guarantees of any Debt permitted under Section 8(b).

(d)               Transactions With Affiliates.  No Debtor will enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate of such Debtor, except upon fair and reasonable terms not less favorable to such Debtor than would be obtained in a comparable arm's-length transaction with a Person which is not an Affiliate of such Debtor.

(e)                Transfer or Encumbrance.  No Debtor will (i) sell, assign (by operation of law or otherwise), transfer, exchange, lease or otherwise dispose of (each a "Disposition") any of the Collateral or any other Property, or (ii) grant a lien or security interest in or execute, file or record any financing statement or other security instrument with respect to any of the Collateral, other than the Permitted Encumbrances, except, with respect to clause (i) above, for:

(i)                 Dispositions of inventory in the ordinary course of such Debtor’s business;

(ii)               Dispositions of Property between or among any Debtors (provided, however, that any such Disposition does not adversely affect the validity or priority of Lender's lien on such Property); and

(iii)             Dispositions of any item of Property of any Debtor which is worn out or obsolete, the proceeds of which are paid to Lender, and is replaced by other Property of substantially equal suitability and value, owned by such Debtor and made subject to the first priority security interest under this Agreement, but which is otherwise free and clear of any lien, security interest, encumbrance or adverse claim (other than Permitted Encumbrances).

(f)                Impairment of Security Interest.  No Debtor will take any action that would in any material respect impair the enforceability of Lender's security interest in any Collateral.

(g)                Compromise of Accounts.  No Debtor will adjust, settle, or compromise any of its Accounts, except for any adjustment, settlement, or compromise made by such Debtor in its reasonable judgment on any such account in the ordinary course of such Debtor’s business; provided, however, this exception shall terminate following Debtors’ receipt of written notice from Lender upon the occurrence and during the continuation of an Event of Default. Each Debtor shall provide to Lender such information concerning (i) any adjustment, settlement, or compromise of any such account, and (ii) any claim asserted by any account debtor for credit, allowance, adjustment, dispute, setoff or counterclaim, on any such account as Lender may reasonably request from time to time.

(h)               Financing Statement Filings.  No Debtor will cause or permit any change (i) to such Debtor's legal name, or (ii) the state of such Debtor's organization to a jurisdiction other than as represented herein, unless such Debtor shall have notified Lender in writing of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all action reasonably required by Lender for the purpose of further perfecting or protecting the security interest in favor of Lender in the Collateral.

(i)                 Investments.  No Debtor will purchase any stock, equity interests or debt obligations (except for cash equivalents and other debt obligations of the U.S. Treasury or any other Governmental Authority) (collectively, "Investments"), except for Investments described on Schedule 8 (j) hereto or permitted by Section 8(b)(ix);

9.                  Financial Covenants.  Until all Indebtedness of any Debtor under the Loan Documents is indefeasibly paid and satisfied in full and Lender has no further commitment to lend under the Revolving Credit Facility, each Debtor agrees and covenants that it will:

(a)                Minimum Cash Flow to Debt Service Ratio.  Maintain a ratio of Cash Flow to cash principal and/or cash interest payments on Debt of not less than 1.00 to 1.00 for each Fiscal Quarter beginning with the quarter ending March 31, 2012.  To the extent Cash Flow is in excess of the amount required to achieve compliance with this covenant for any given Fiscal Quarter, such surplus may be added to Cash Flow for purposes of determining compliance with this covenant for the first and/or second Fiscal Quarter immediately following the Fiscal Quarter in which such surplus was generated; provided that any portion of the surplus added to Cash Flow in the first Fiscal Quarter immediately following shall not be added to Cash Flow in the second Fiscal Quarter immediately following.

10.              Reporting Requirements.  Until all Indebtedness of any Debtor under the Loan Documents is indefeasibly paid and satisfied in full, and Lender has no further commitment to lend under the Revolving Credit Facility, each Debtor that is not an Inactive Debtor agrees and covenants that it will furnish or cause to be furnished the following:

(a)                Interim Financial Statements.  As soon as available, and in any event within forty (40) days after the end of each calendar month, an unaudited set of consolidated financial statements of Debtors, to include a consolidated balance sheet and income statement of Debtors (on a consolidated and consolidating basis), as of the end of such calendar month, all in form, substance and detail reasonably satisfactory to Lender and duly certified (subject to quarter-end and year-end adjustments and the absence of footnotes) by an appropriate officer of each Debtor (i) as being true and correct in all material aspects to the best of such officer's knowledge (subject to quarter-end and year-end adjustments and the absence of footnotes), and (ii) as having been prepared in accordance with GAAP.

(b)               Annual Financial Statements.  As soon as available and in any event (i) within ninety (90) days after the end of each fiscal year, a set of consolidated financial statements of Debtors, to include a consolidated balance sheet, income statement and cash flow statement of Debtors, as of the end of such fiscal year, audited by independent certified public accountants of recognized standing chosen by the Debtors and reasonably satisfactory to Lender.

(c)                Compliance Certificate.  Concurrently with the delivery of each of the financial statements of Debtors referred to in Sections 10 (a) and (b), a certificate of an officer of each Debtor, substantially in the form of Exhibit A (i) stating that to such officer's knowledge, no Event of Default has occurred and is continuing, or if an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, and (ii) showing in reasonable detail the calculations demonstrating compliance with the financial covenants set forth in Section 9 of this Agreement

(d)               Borrowing Base.  As soon as available and in any event on the last Business Day of each week, or more often as may be reasonably required by Lender or as may be provided by Debtors, a Borrowing Base report substantially in the form of Exhibit B hereto, setting forth the Borrowing Base as in effect at the end of the Business Day immediately preceding such date of delivery. Each Borrowing Base report shall be accompanied with account agings and such other reports necessary to confirm the calculations on the Borrowing Base report.

(e)                Other Information.  Debtors shall promptly deliver such other information concerning Debtors or any Subsidiary of any Debtor as Lender may reasonably request.

11.              Events of Default.  Each of the following shall constitute an "Event of Default" under this Agreement:

(a)                Payment Default.  The failure, refusal or neglect of any Debtor to pay when due any part of the principal of, or interest on, the Indebtedness owing to Lender by any Debtor from time to time and such failure, refusal or neglect shall continue unremedied for a period of one (1) Business Day following written notice from Lender to any Debtor of such failure, refusal or neglect.

(b)               Performance Default.  The failure of any Obligor to timely and properly observe, keep or perform any covenant or agreement, required herein or in any of the other Loan Documents, other than a payment default subject to Section 11(a), which is not cured within five (5) Business Days following written notice from Lender to such Obligor of such failure;

(c)                Representations.  Any representation or warranty contained herein or in any of the other Loan Documents made by an Obligor is false or misleading in any material respect.

(d)               Default Under Other Indebtedness.  The occurrence and continuance of any event of default under any agreement (beyond any applicable notice and cure or grace period) governing or evidencing indebtedness for borrowed money which permits the acceleration of the maturity of any such indebtedness for borrowed money in an aggregate principal amount in excess of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) owing by any Obligor to any third party under any agreement or understanding.

(e)                Insolvency.  If any Obligor (i) makes a transfer in fraud of creditors, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due (excluding for the avoidance of doubt any "going concern" language included by any Debtor or its accountants in any instrument or document); (ii) generally is not paying its debts as such debts become due; (iii) has a receiver, trustee or custodian appointed for, or take possession of, all or substantially all of its assets, either in a proceeding brought by it or in a proceeding brought against it and such appointment is not discharged or such possession is not terminated within sixty (60) days after the effective date thereof or it consents to or acquiesces in such appointment or possession; (iv) files a petition for relief under the United States Bankruptcy Code or any other present or future federal or state insolvency, Bankruptcy or similar laws (all of the foregoing hereinafter collectively called "Applicable Bankruptcy Law") or an involuntary petition for relief is filed against it under any Applicable Bankruptcy Law and such involuntary petition is not dismissed within sixty (60) days after the filing thereof, or an order for relief naming it is entered under any Applicable Bankruptcy Law, or any composition, rearrangement, extension, reorganization or other relief of debtors now or hereafter existing is requested or consented to by it; or (v) fails to have discharged within a period of thirty (30) days any attachment, sequestration or similar writ levied upon any property of it.

(f)                Judgment.  The entry of any judgment against any one or more Obligors or the issuance or entry of any attachments or other liens against any of the Property of such Obligor(s) or its Subsidiaries for an amount in excess of FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) (individually or in the aggregate) if uninsured, undischarged, unbonded or undismissed on the date on which such judgment could be executed upon.

(g)                Action of Lien Holder.  The holder of any lien or security interest on any of the assets of any Obligor (securing Debt in excess of $50,000.00), including without limitation, the Collateral, institutes foreclosure or other proceedings for the enforcement of its remedies thereunder.

(h)               Loan Documents.  The Loan Documents shall at any time after their execution and delivery and for any reason cease (i) to create a valid and perfected first priority security interest (subject to Permitted Encumbrances) in and to the Collateral subject to the Loan Documents; or (ii) to be in full force and effect or shall be declared null and void, or the validity or enforceability hereof shall be contested in writing by any Obligor, or any Obligor shall deny in writing that it has any further liability or obligation under this Agreement or the other Loan Documents.

Nothing contained in this Agreement shall be construed to limit the events of default enumerated in any of the other Loan Documents and all such events of default shall be cumulative.

12.              Remedies and Related Rights.  If an Event of Default shall have occurred and be continuing, and without limiting any other rights and remedies provided herein, under any of the Loan Documents or otherwise available to Lender, Lender may exercise one or more of the rights and remedies provided in this Section.

(a)                Remedies.  Upon the occurrence and during the continuance of any one or more of the foregoing Events of Default, (i) the entire unpaid balance of principal of the Note, together with all accrued but unpaid interest thereon, and all other Indebtedness owing to Lender by any Debtor at such time shall, at the option of Lender, become immediately due and payable without further notice, demand, presentation, notice of dishonor, notice of intent to accelerate, notice of acceleration, protest or notice of protest of any kind, all of which are expressly waived by each Debtor, and (ii) Lender may, at its option, cease further advances under the Note and this Agreement; provided, however, concurrently and automatically with the occurrence of an Event of Default under Section 11(e) further advances under the Loan Documents shall automatically cease, the Indebtedness at such time shall, without any action by Lender, become due and payable, without further notice, demand, presentation, notice of dishonor, notice of acceleration, notice of intent to accelerate, protest or notice of protest of any kind, all of which are expressly waived by each Debtor. All rights and remedies of Lender set forth in this Agreement and in any of the other Loan Documents may also be exercised by Lender, at its option to be exercised in its sole discretion, upon the occurrence and during the continuance of an Event of Default, and not in substitution or diminution of any rights now or hereafter held by Lender under the terms of any other agreement.

(b)               Application of Proceeds.  If any Event of Default shall have occurred and be continuing, Lender may at its discretion apply or use any cash held by Lender as Collateral, and any cash proceeds received by Lender in respect of any sale or other disposition of, collection from, or other realization upon, all or any part of the Collateral as follows-in such order and manner as Lender may elect:

(i)                 to the repayment or reimbursement of the reasonable costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred by Lender in connection with (1) the administration of the Loan Documents, (2) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, the Collateral, and (3) the exercise or enforcement of any of the rights and remedies of Lender hereunder;

(ii)               to the payment or other satisfaction of any liens and other encumbrances upon the Collateral;

(iii)             to the satisfaction of the Indebtedness;

(iv)             by holding such cash and proceeds as Collateral;

(v)               to the payment of any other amounts required by applicable law; and

(vi)             following indefeasible payment in full of all of the Indebtedness by delivery to any applicable Debtor or any other party lawfully entitled to receive such cash or proceeds whether by direction of a court of competent jurisdiction or otherwise.

(c)                No Waiver; Cumulative Remedies.  No failure on the part of Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under this Agreement or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

(d)               Equitable Relief.  Each Debtor recognizes that in the event any Debtor fails to pay, perform, observe, or discharge any or all of the Indebtedness, any remedy at law may prove to be inadequate relief to Lender. Each Debtor therefore agrees that Lender, if Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

13.              Indemnity.  Each Debtor hereby jointly and severally indemnifies and agrees to hold harmless Lender, and its officers, directors, employees, agents, attorneys, financial advisors, and representatives (each an "Indemnified Person") from and against any and all liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature (collectively, the "Claims") which are imposed on, incurred by, or asserted against, any Indemnified Person arising in connection with the Loan Documents, the Indebtedness or the Collateral (including without limitation, the enforcement of the Loan Documents and the defense of any Indemnified Person's actions and/or inactions in connection with the Loan Documents, except to the limited extent the Claims against an Indemnified Person are caused by any Indemnified Person's gross negligence or willful misconduct).  WITHOUT LIMITATION, THE FOREGOING INDEMNITIES SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO ANY CLAIMS WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF SUCH AND/OR ANY OTHER INDEMNIFIED PERSON.  The indemnification provided for in this Section shall survive the termination of this Agreement and shall extend and continue to benefit each individual or entity that is or has at any time been an Indemnified Person hereunder.

14.              Limitation of Liability and Releases.  As a material inducement to Lender to enter into this Agreement and to make Loans to Debtors in accordance with and subject to the terms and conditions of the Loan Documents, all of which are to the direct advantage and benefit of each Obligor, and all of their respective heirs, successors and assigns:

(a)                Release.  Each Obligor does hereby remise, release, acquit, satisfy and forever discharge Lender, and all of the past, present and future officers, directors, employees, agents, attorneys, financial advisors, representatives, participants, heirs, successors and assigns of Lender and any subsidiaries and affiliates of Lender (each a "Lender Party") from any and all manner of debts, accountings, bonds, warranties, representations, covenants, promises, contracts, controversies, arguments, liabilities, obligations, expenses, damages, judgments, executions, actions, claims, demands and causes of action of any nature whatsoever, whether at law or in equity, either now accrued or now existing and hereafter maturing or whether known or unknown, which such Obligor now has or hereafter can, shall or may have by reason of any manner, cause or things, in each case existing or arising from December 28, 2007 to and including the date on which all Indebtedness of Debtor under the Loan Documents is paid in full relating to matters arising out of or in connection with (i) any and all obligations owed or owing by such Obligor to Lender under the Loan Documents or (ii) the Indebtedness evidenced and secured thereby (collectively, "Obligor Claims"), provided that this Section 15(a) shall not apply to any Excluded Obligor Claims (defined below).

(b)               Covenant Not To Sue.  Each Obligor does hereby covenant and agree never to institute or cause to be instituted or to continue prosecution of any suit or other form of action or proceeding of any kind or nature whatsoever against any Lender Party, by reason of or in connection with any Obligor Claims (other than Excluded Obligor Claims). In addition to the foregoing, each Obligor hereby waives, releases, and agrees not to sue any Lender Party for punitive damages in respect of any claim (other than Excluded Obligor Claims) in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

(c)                Excluded Obligor Claims.  As used herein, the term "Excluded Obligor Claims" shall mean any Obligor Claim of any Obligor or any other Person against any Lender Party whether now existing or hereafter arising out of or in connection with this Agreement or any of the other Loan Documents or any Indebtedness thereunder that arise, out of, as a result of or in connection with any willful or intentional misconduct, bad faith or gross negligence by, of or on the part of any Lender Party.

15.              No Duty.  All attorneys, accountants, appraisers, financial advisors and other professional Persons and consultants retained by Lender shall have the right to act exclusively in the interest of Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to any Obligor or any of any Obligor's equity holders or any other Person.

16.              Lender Not Fiduciary.  The relationship between Obligors and Lender is solely that of debtor and creditor, and Lender has no fiduciary or other special relationship with any Obligor, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between any Obligor and Lender to be other than that of debtor and creditor.

17.              Waiver and Agreement.  Neither the failure nor any delay on the part of Lender to exercise any right, power or privilege herein or under any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver of any provision in this Agreement or in any of the other Loan Documents and no departure by any Obligor therefrom shall be effective unless the same shall be in writing and signed by Lender, and then shall be effective only in the specific instance and for the purpose for which given and to the extent specified in such writing. No modification or amendment to this Agreement or to any of the other Loan Documents shall be valid or effective unless the same is signed by the party against whom it is sought to be enforced.

18.              Benefits.  This Agreement shall be binding upon and inure to the benefit of Lender and Obligors, and their respective successors and assigns, provided, however, that no Obligor may, without the prior written consent of Lender, assign any rights, powers, duties or obligations under this Agreement or any of the other Loan Documents.

19.              Notices.  All notices, requests, demands or other communications required or permitted to be given pursuant to this Agreement shall be in writing and given by (a) facsimile delivery with proof of delivery, (b) delivery by electronic mail with proof of delivery; (c) expedited delivery service with proof of delivery, or (d) United States mail, postage prepaid, registered or certified mail, return receipt requested, sent to the intended addressee at the address set forth on the signature page hereof and shall be deemed to have been received either, in the case of facsimile delivery, as of the time of such facsimile delivery, in the case of delivery by electronic mail, as of the time such electronic mail was sent, in the case of expedited delivery service, as of the time of the expedited delivery and in the manner provided herein, or in the case of mail, upon the third day after deposit in a depository receptacle under the care and custody of the United States Postal Service. Any party shall have the right to change its address for notice hereunder to any other location within the continental United States by notice to the other party of such new address.

20.              Construction; Venue; Service of Process.  This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana (without giving effect to its choice of laws provisions), and shall be performable by the parties hereto in the parish in Louisiana where Lender's address set forth on the signature page hereof is located (the "Venue Site").  Any action or proceeding against any Obligor under or in connection with any of the Loan Documents may be brought in any state or federal court within the Venue Site. Each Obligor hereby irrevocably (a) submits to the nonexclusive jurisdiction of such courts, and (b) waives any objection it may now or hereafter have as to the venue of any such action or proceeding brought in any such court or that any such court is an inconvenient forum. Each Obligor agrees that service of process upon it may be made by certified or registered mail, return receipt requested, at its address specified or determined in accordance with the provisions this Agreement. Nothing in any of the other Loan Documents shall affect the right of Lender to serve process in any other manner permitted by law or shall limit the right of Lender to bring any action or proceeding against any Obligor or with respect to any of its property in courts in other jurisdictions. Any action or proceeding by any Obligor against Lender shall be brought only in a court located in the Venue Site.

21.              Invalid Provisions.  If any provision of the Loan Documents are held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and the remaining provisions of the Loan Documents shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance.

22.              Expenses.  Debtors, jointly and severally, shall pay all reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable and documented attorneys' fees) in connection with (a) any action (including, without limitation, any inspections) required in the course of the administration of the indebtedness and obligations evidenced by the Loan Documents, and (b) any action in the enforcement of Lender's rights upon the occurrence and during the continuance of an Event of Default.

23.              Participation of the Loans.  Each Debtor agrees that Lender may, at its option, sell participation interests in the Loans and its rights under this Agreement to a financial institution or institutions and, in connection with each such sale, Lender may disclose any financial and other information available to Lender concerning any Obligor to each prospective purchaser subject to obtaining a confidentiality agreement with each prospective purchaser prior to disclosing such Obligor's confidential information.

24.              Conflicts.  Except as otherwise expressly provided in the Note, in the event any term or provision of this Agreement is inconsistent with or conflicts with any provision of the other Loan Documents, the provision most advantageous to Lender shall prevail.

25.              Counterparts.  The Loan Documents may be separately executed in any number of counterparts, each of which shall be an original, but all of which, taken together, shall be deemed to constitute one and the same instrument.

26.              Survival.  All representations and warranties made in the Loan Documents or in any document, statement, or certificate furnished in connection with this Agreement shall survive the execution and delivery of the Loan Documents, and no investigation by Lender or any closing shall affect the representations and warranties or the right of Lender to rely upon them.

27.              Waiver of Right to Trial by Jury.  THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, OR COUNTERCLAIM THAT RELATES TO OR ARISES OUT OF THE LOAN DOCUMENTS OR THE ACTS OR FAILURE TO ACT OF OR BY LENDER IN THE ENFORCEMENT OF ANY OF THE TERMS OR PROVISIONS OF THE LOAN DOCUMENTS.

28.              Patriot Act Notice.  Lender hereby notifies each Obligor that pursuant to the requirements of Section 326 of the USA Patriot Act of 2001, 31 U.S.C. § 5318 (the "Act"), Lender is required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the Act.

29.              Amendment and Restatement.  Each Obligor hereby acknowledges and agrees that this Agreement amends and restates the Existing Loan Agreement and amounts outstanding under the Existing Loan Agreement shall not be deemed cancelled or satisfied, but shall be evidenced by this Agreement instead of by the Existing Loan Agreement.

30.              Revival and Reinstatement of Indebtedness.  If the incurrence or payment of the Indebtedness by any Debtor or the transfer to the Lender of any property should for any reason subsequently be declared to be void or voidable under any applicable bankruptcy law or any state or federal law relating to creditors’ rights, including provisions of Title 11 of the United States Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender is required to repay or restore, in whole or in party, any such Voidable Transfer, or elects to do so upon the advice of counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender is required or elects to repay or restore, and as to the reasonable costs, expenses, and attorneys’ fees of the Lender related thereto or incurred in connection therewith, the liability of the Debtors automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made to Lender.

31.              Notice of Final Agreement.  It is the intention of each Obligor and Lender that the following NOTICE OF FINAL AGREEMENT be incorporated by reference into each of the Loan Documents (as the same may be amended, modified or restated from time to time). Each Obligor and Lender warrant and represent that the entire agreement made and existing by or among each Obligor and Lender with respect to the Loans is and shall be contained within the Loan Documents, and that no agreements or promises exist or shall exist by or among, any Obligor and Lender that are not reflected in the Loan Documents.

NOTICE OF FINAL AGREEMENT

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES, AND THE SAME MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Remainder of Page Left Intentionally Blank]

AGREED as of the date first written above.

LENDER:	ADDRESS:

THERMO CREDIT, LLC	639 Loyola Avenue, Suite 2565
New Orleans, LA 70113
By: /s/ Seth Block
Seth Block, Executive Vice President

With copies of notices to:

Taft Stettinius & Hollister LLP	425 Walnut Street, Suite 1800
Cincinnati, Ohio 45202
Attention: W. Timothy Miller

DEBTORS:	ADDRESS:

1291 SW 29 Avenue
Pompano Beach, FL 33069

ONSTREAM MEDIA CORPORATION	INFINITE CONFERENCING, INC.

By: /s/ Randy S. Selman	By: /s/ Randy S. Selman
Name: Randy S. Selman	Name: Randy S. Selman
Title: Chief Executive Officer	Title: Chief Executive Officer

ENTERTAINMENT DIGITAL NETWORK, INC.	OSM ACQUISITION, INC.

By: /s/ Randy S. Selman	By: /s/ Randy S. Selman
Name: Randy S. Selman	Name: Randy S. Selman
Title: Chief Executive Officer	Title: Chief Executive Officer

AV ACQUISITION, INC.	AUCTION VIDEO JAPAN, INC.

By: /s/ Randy S. Selman	By: /s/ Randy S. Selman
Name: Randy S. Selman	Name: Randy S. Selman
Title: Chief Executive Officer	Title: Chief Executive Officer

HOTELVIEW CORPORATION	MEDIA ON DEMAND, INC.

By: /s/ Randy S. Selman	By: /s/ Randy S. Selman
Name: Randy S. Selman	Name: Randy S. Selman
Title: Chief Executive Officer	Title: Chief Executive Officer

SCHEDULES TO LOAN AGREEMENT REDACTED

exhibit A
Form of Compliance Certificate

COMPLIANCE CERTIFICATE

This Compliance Certificate dated as of _____________ is prepared pursuant to Section 10(c) of the Amended and Restated Loan Agreement dated as of December 27, 2011 (together with all amendments and modifications from time to time made thereto, the "Loan Agreement"), by and among Onstream Media Corporation, Infinite Conferencing, Inc., Entertainment Digital Network, Inc., and OSM Acquisition, Inc., AV Acquisition, Inc., Auction Video Japan, Inc., Hotelview Corporation, and Media on Demand, Inc. (collectively, the "Debtors") and Thermo Credit, LLC ("Lender"). Unless otherwise defined, terms used herein have the meanings provided in the Loan Agreement.

The undersigned hereby certifies to the Lender that to his knowledge (i) as of the day of this certificate, no Event of Default exists and (ii) all of the representations and warranties made by the Debtors in Section 6 of the Loan Agreement are true and correct in all material respects on the date of this certificate as if made on this date.  The following are the results of the financial covenants set forth in the Loan Agreement as of _____________:

Covenant	Requirement	as of
Minimum Cash Flow to Debt Service Ratio	1.00	to 1.00

The undersigned further certifies to the Lender that to his best knowledge the financial statements delivered in connection with this certificate are true and correct in all material respects and fairly represent in all material respects the financial condition of the Debtors.

ONSTREAM MEDIA CORPORATION	INFINITE CONFERENCING, INC.

By:	By:
Name: Randy S. Selman	Name: Randy S. Selman
Title: Chief Executive Officer	Title: Chief Executive Officer

ENTERTAINMENT DIGITAL NETWORK, INC.	OSM ACQUISITION, INC.

By:	By:
Name: Randy S. Selman	Name: Randy S. Selman
Title: Chief Executive Officer	Title: Chief Executive Officer

AV ACQUISITION, INC.	AUCTION VIDEO JAPAN, INC.

By:	By:
Name: Randy S. Selman	Name: Randy S. Selman
Title: Chief Executive Officer	Title: Chief Executive Officer

HOTELVIEW CORPORATION	MEDIA ON DEMAND, INC.

By:	By:
Name: Randy S. Selman	Name: Randy S. Selman
Title: Chief Executive Officer	Title: Chief Executive Officer

exhibit b

Form of Borrowing Base Report

REDACTED